                                                                    Exhibit 23.2

                           CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 of The Macerich Company to be filed on or about October 24, 1997, for the registration of $119,380,000 of 7-1/4% convertible subordinated debentures due 2002 and to the incorporation by reference therein of our report dated February 13, 1997, with respect to the combined statement of revenue and certain expenses for the year ended December 31, 1996 of South Towne Center and South Towne Marketplace included in the Current Report on Form 8-K/A dated October 15, 1997 of The Macerich Company, filed with the Securities and Exchange Commission.



                                           /s/ Ernst & Young LLP



Chicago, Illinois
October 23, 1997